Agree Realty Announces Resignation of Chief Financial Officer Matthew Partridge, Appointment of Kenneth Howe as Interim Chief Financial Officer and Search for Permanent Successor

BLOOMFIELD HILLS, Mich., July 7, 2017 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") announced today that Mr. Matthew Partridge has resigned as Chief Financial Officer and Secretary to accept a position with a privately-held real estate development company. The resignation will take effect after a transition period, which is expected to end on or around August 4, 2017. Mr. Kenneth Howe, former Chief Financial Officer of the Company, has been appointed to serve as interim Chief Financial Officer upon Mr. Partridge's departure. Mr. Howe has been with the Company since its initial public offering in 1994, serving as Chief Financial Officer from April 1994 to November 2010, and as interim Chief Financial Officer from July 2015 to January 2016. From November 2010 to August 2015 and since January 2016, Mr. Howe served as the Company's Director of Tax. Mr. Daniel Ravid, the Company's Chief Administrative Officer, will continue to lead the day-to-day operations of the Company's accounting department. The Company has commenced a search for Mr. Partridge's permanent replacement.

"We want to thank Matt for his contributions to our Company during his tenure and wish him the best in his new position," said Joey Agree, President and Chief Executive Officer of the Company. "We will work to locate and hire a capable, like-minded successor in a timely fashion. We are confident that our experienced financial and accounting teams will continue to oversee the financial operations of the Company while we look for Matt's successor."

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 414 properties, located in 43 states and containing approximately 8.0 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements that represent the Company's expectations and projections for the future. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company's reports filed with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

CONTACT: Joey Agree, President and Chief Executive Officer, Agree Realty Corporation, (248) 737-4190